Exhibit 99.1

Alaska Communications Systems Reports Preliminary First Quarter 2010 Results1

--Enterprise Data Revenue Increases 19% Over First Quarter 2009--
-- Wireless Data ARPU Increases 28% over Prior Year and 8% Sequentially--
--Disconnects 4.5K Government Subsidized Wireless Subs for Non-Payment--

ANCHORAGE, Alaska--(BUSINESS WIRE)--April 29, 2010--Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today reported financial results for its first quarter ended March 31, 2010.

“Our first quarter results show steady progress in generating quality data revenue in both wireline and wireless product lines. Focus on quality customers and quality operations is core to the company’s strategy, and underpins the plan for the year. Trading up to higher value users is reflected in our marketing, our execution, our network enhancements and our product roadmap,” said Liane Pelletier, ACS president and chief executive officer.

“Our go-to-market wireless initiatives and results were all about generating growth in data and retail postpaid subscribers. In late January, we launched our first Android handset paired with our exclusive Android Life program. As a result, for the quarter, smartphones comprised 27 percent of device sales, up from 12 percent a year ago and data ARPU grew 28 percent vs. a year ago. Given our network and service superiority, many ACS consumers interested in an app-centric package were finally rewarded with our launch of the HTC Hero, resulting in heavy sales to our customer base and that impact is reflected in improved segment retention,” continued Pelletier.

“In January, ACS matched AT&T’s $69.99 nationwide unlimited voice plan to maintain competitive parity, but Q1 margins remained best in class even as the voice business was pressured. In March, as we completed a CRM conversion, we aligned early life treatment practices affecting a segment of government subsidized customers in the base, resulting in a large number of ACS-initiated disconnects,” noted Pelletier.

“In enterprise, data revenues grew 19 percent annually and 6 percent sequentially. Margins for the wireline segment overall improved, even as commodity voice products were pressured. This quarter is no different than prior ones; ACS continues to make steady progress across a wide number of customers with our advanced data product line, all with higher value than before, and delivered through thoughtful selling and servicing approaches. We’re positioned to see acceleration in enterprise revenue growth,” concluded Pelletier.

Financial Highlights: First Quarter 2010 Compared to First Quarter 2009

  Revenues of $82.6 million declined by $3.6 million, or 4.2 percent, from $86.2 million in the prior year.
    Enterprise revenue increased $0.6 million with higher data revenue of $2.3 million offset in part by a $0.9 million reduction in voice and a $0.8 million revenue decline from an expired capacity exchange agreement.
    Wireless data revenue increased by $0.6 million, while total wireless revenue declined by $2.7 million from the prior year, which benefitted from $1.4 million in out-of-period CETC revenue.
    Legacy wireline revenue declined by $1.5 million with gains in ISP revenue offset by continued retail and wholesale line losses.
  EBITDA of $29.9 million was down $2.7 million, or 8.3 percent, as compared to $32.6 million in the prior year. Prior year EBITDA benefitted from $1.4 million in out-of-period CETC revenue.
    Wireless EBITDA margin remained in the mid-40 percent range at 44.3 percent. Given the 27% of sales from smartphones, greater handset subsidies contributed to the difference from prior year EBITDA margin of 46.8 percent, exclusive of out-of-period CETC revenue.
    Wireline EBITDA margin of 30.9 percent improved from 30.1 percent while absolute EBITDA increased by 1.0 percent to $15.5 million.
  Net cash provided by operating activities of $17.0 million compared to $28.0 million in the prior year, largely as a result of shifts in working capital.
  Net income of $1.3 million, or $0.03 per share, compared to net income of $2.2 million, or $0.05 per share, in the prior year.

Metric Highlights

  Postpaid wireless churn improved by 20 bps sequentially to 2.0 percent from 2.2 percent, exclusive of churn related to a segment of users who receive government subsidized service. Including this segment and the actions ACS took to disconnect many for non-payment, wireless monthly churn increased to 3.1 percent from 2.4 percent.
  Postpaid wireless data ARPU increased by 8 percent sequentially to $9.34 while retail ARPU of $64.72 was 0.5% lower, impacted by ACS’ match of new lower nationwide unlimited voice plans introduced by AT&T in January.
  ACS wireless customers’ total data usage grew by 87 percent annually and 18 percent sequentially. Network performance remained strong with sustained or improved performance in both voice and data network performance.
  Penetration of data centric devices, including smartphones, social networking phones and data keys, increased to 21 percent of the base, up from 10 percent in the prior year.
  Total wireless subscribers decreased by 6,881 to 130,484 with 65 percent, or approximately 4,500 of the decline, attributable to ACS actions for non-payment among the government subsidized base.
  DSL lines decreased by 146 to 46,466 while ISP ARPU increased by 2.9 percent to $36.36.
  Retail local access lines declined by 1.9 percent to 160,829.
  Total local access lines decreased by 4,246 to 181,293.

“The actions we took to remove non-paying subscribers was concentrated in a base of government subsidized low income customers that we are required to serve as part of our CETC designation,” said David Wilson, ACS executive vice president and chief financial officer. “Late in the first quarter as we rolled out a new CRM, we reviewed all customer management processes and standardized collection procedures for this segment of customers, resulting in 4.5 thousand ACS-initiated disconnects.”

“Actively managing margins remains an area of focus and success. Productivity gains from our process improvement initiatives and disciplined execution against a business transformation agenda that aggressively allocates resource to growing business segments while mining costs from shrinking segments, contributed to margin gains in our wireline business, where absolute EBITDA increased annually, and continued margin strength in wireless,” concluded Wilson.

2010 Business Outlook

As previously reported, for the full-year 2010, ACS expects:

  Its dividend payout ratio to be comfortably below the 70-75% target set by the board;
  Revenues to be stable and in line with 2009 levels;
  EBITDA to modestly exceed 2009 levels;
  Capital expenditures to be below 2009, at approximately $36 million; and
  To incur $29 million in net cash interest expense.

______________________________

1 On April 19, 2010, the Internal Revenue Service issued a Notice of Proposed Adjustment (the “NOPA”) with respect to the 2006, 2007, and 2008 taxable years of Crest Communications Corporation (“Crest”) which ACS acquired on October 30, 2008. The Stock Purchase Agreement underlying the acquisition provides ACS with indemnification rights from the selling stockholders of Crest to mitigate the impact of potential tax exposure items such as those raised by the NOPA.

ACS is in the process of evaluating whether the NOPA will have an impact on its preliminary first quarter 2010 results.

Conference Call

The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time. Parties in the United States and Canada can call 1-877-941-9205 to access the conference call. Parties outside the United States and Canada can access the call at 1-480-629-9835. The live webcast of the conference call will be accessible from the "Events Calendar" section of the company's website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available two hours after the call and will run until Monday, May 3, 2010 at midnight ET. To hear the replay, parties in the United States and Canada can call 1-800-406-7325 and enter pass code 4286028. Parties outside the United States and Canada can call 1-303-590-3030 and enter pass code 4286028.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska's leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state's most advanced data networks and the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2010. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, the highly competitive markets in which both our wireline and wireless segments operate; continuing adverse national economic conditions, including continuing instability in the U.S. capital markets and overall investment activity; adverse local economic conditions, including any prolonged downturn in the Alaska oil and gas or tourism markets, changes in capital requirements, unexpected losses, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; the company's ability attract sufficient customers and volume to its products and services, including those designed to generate sufficient returns on its large-scale fiber optic investments and construction projects; disruption of the company’s suppliers' provisioning of critical products or services; the impact of natural or man-made disasters; changes in revenue from Universal Service Funds; unforeseen changes in public policies or accounting policies; or disruptive technological developments in the telecommunications industry. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

		Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2010	2009

Total operating revenues	$82,579	$86,158

Operating expenses:
Cost of services and sales	32,399	32,343
Selling, general & administrative	20,770	22,661
Depreciation and amortization	18,761	18,429
(Gain) loss on disposal of assets	(488)	450
Total operating expenses	71,442	73,883

Operating income	11,137	12,275

Other income and expense:
Interest expense	(8,748)	(8,340)
Interest income	14	34
Total other income and expense	(8,734)	(8,306)

Income before income tax	2,403	3,969

Income tax expense	(1,055)	(1,750)

Net income	$1,348	$2,219

Net income per share
Basic:
Net income	$0.03	$0.05

Diluted:
Net income	$0.03	$0.05

Weighted average shares outstanding:
Basic	44,493	43,746
Diluted	45,227	44,527

		Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	March 31,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$8,206	$6,271
Restricted cash	5,588	5,843
Accounts receivable-trade, net of allowance of $6,615 and $6,066	38,903	35,414
Materials and supplies	7,506	7,109
Prepayments and other current assets	5,412	4,489
Deferred income taxes	13,438	13,814
Total current assets	79,053	72,940

Property, plant and equipment	1,413,970	1,416,359
Less: accumulated depreciation and amortization	(977,373)	(965,470)
Property, plant and equipment, net	436,597	450,889

Non-current investments	855	855
Goodwill	8,850	8,850
Intangible assets	21,465	21,517
Debt issuance costs	5,320	5,960
Deferred income taxes	110,809	111,625
Other assets	274	293
Total assets	$663,223	$672,929

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$5,740	$793
Accounts payable, accrued and other current liabilities	54,661	62,887
Advance billings and customer deposits	9,429	9,351
Total current liabilities	69,830	73,031

Non-current obligations, net	538,283	538,557
Other long-term liabilities	28,383	27,906
Total liabilities	636,496	639,494
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, $.01 par value; 145,000 authorized	446	445
Additional paid in capital	190,093	198,979
Accumulated deficit	(152,729)	(154,077)
Accumulated other comprehensive loss	(11,083)	(11,912)
Total stockholders' equity	26,727	33,435

Total liabilities and stockholders' equity	$663,223	$672,929

		Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In Thousands)

	Three Months Ended
	March 31,
	2010	2009

Cash Flows from Operating Activities:
Net income	$1,348	$2,219
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	18,761	18,429
Amortization of debt issuance costs and debt discount	1,830	1,708
Stock-based compensation	448	1,401
Deferred income taxes	993	1,732
Provision for uncollectible accounts	772	1,050
Other non-cash expenses	(216)	793
Changes in operating assets and liabilities	(6,959)	657
Net cash provided by operating activities	16,977	27,989

Cash Flows from Investing Activities:
Investment in construction and capital expenditures	(5,190)	(6,808)
Change in unsettled construction and capital expenditures	(5,229)	(12,342)
Net change in restricted accounts	255	8,559
Net cash used by investing activities	(10,164)	(10,591)

Cash Flows from Financing Activities:
Repayments of long-term debt	(7,184)	(13,163)
Proceeds from the issuance of long-term debt	12,000	8,000
Payment of cash dividend on common stock	(9,576)	(9,406)
Payment of withholding taxes on stock-based compensation	(185)	(1,342)
Proceeds from issuance of common stock	67	1
Net cash used by financing activities	(4,878)	(15,910)

Change in cash and cash equivalents	1,935	1,488

Cash and cash equivalents, beginning of period	6,271	1,326

Cash and cash equivalents, end of period	$8,206	$2,814

Supplemental Cash Flow Data:
Interest paid	$9,272	$10,576
Income taxes paid, net of refunds	$(66)	$-

Supplemental Non-cash Transactions:
Property acquired under capital leases	$1	$59
Dividend declared, but not paid	$9,595	$9,571
ARO asset	$19	$3

		Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, In Thousands)

	Three Months Ended
	March 31,
	2010	2009

Net cash provided by operating activities	$16,977	$27,989
Adjustments to reconcile net income to net cash (provided) used by operating activities:
Depreciation and amortization	(18,761)	(18,429)
Amortization of debt issuance costs and debt discount	(1,830)	(1,708)
Stock-based compensation	(448)	(1,401)
Deferred income taxes	(993)	(1,732)
Provision for uncollectible accounts	(772)	(1,050)
Other non-cash expenses	216	(793)
Changes in operating assets and liabilities	6,959	(657)
Net income	$1,348	$2,219
Add (subtract):
Interest expense	8,748	8,340
Interest income	(14)	(34)
Depreciation and amortization	18,761	18,429
(Gain) loss on disposal of assets	(488)	450
Income tax expense	1,055	1,750
Stock-based compensation	448	1,401
EBITDA	$29,858	$32,555

Note:	In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net income before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, amortization of intangibles and stock-based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

		Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF OPERATING REVENUE AND EBITDA MARGIN BY SEGMENT
(Unaudited, In Thousands)

	Three Months Ended
	March 31,
	2010	2009
Operating Revenue
Retail	$20,642	$21,442
Wholesale	2,604	3,042
Access (a)	15,132	15,371
Enterprise (a)	11,717	11,083
Wireline	50,095	50,938
Wireless	32,484	35,220
Total operating revenue	$82,579	$86,158

Wireline EBITDA
Operating revenue	$50,095	$50,938
Operating expenses (exclusive of depreciation)	(35,028)	(36,863)
Stock-based compensation	396	1,252
Wireline EBITDA	$15,463	$15,327

EBITDA Margin	30.9%	30.1%

Wireless EBITDA
Operating revenue	$32,484	$35,220
Operating expenses (exclusive of depreciation)	(18,141)	(18,141)
Stock-based compensation	52	149
Wireless EBITDA	$14,395	$17,228

EBITDA Margin	44.3%	48.9%

(a)	The three months ended 2009 include certain adjustments to reclassify $246 from access to enterprise revenue.

		Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
INVESTMENT IN CONSTRUCTION AND CAPITAL
(Unaudited, In Thousands)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2010	2009

Investment in construction and capital	$5,190	$6,808

Capitalized interest	(543)	(2,156)

Investment in construction and capital, net of capitalized interest	$4,647	$4,652

Growth	-	2,604

Maintenance and other	4,569	1,520

Capital funded by the selling shareholders of Crest	78	528

Investment in construction and capital, net of capitalized interest	$4,647	$4,652

			Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009
Wireline:

Retail
Local	160,829	163,914	171,361
Quarterly growth rate in retail local telephone access lines	-1.9%	-1.6%	-1.8%
Average monthly revenue per subscriber for the quarter	$18.13	$17.90	$19.71

Long Distance
Long distance subscribers	60,356	61,469	62,967
Average monthly retail revenue per subscriber for the quarter	$18.20	$18.01	$19.12

Internet
DSL subscribers	46,466	46,612	47,075
Dial-up subscribers	5,154	5,565	6,238
	51,620	52,177	53,313

Average monthly DSL & dial-up revenue per subscriber for the quarter	$36.36	$35.34	$33.83

Wholesale
Resale access lines	6,238	6,594	8,013
UNE lines	14,226	15,031	17,736
	20,464	21,625	25,749

Quarterly growth rate in wholesale local access lines	-5.4%	-7.1%	-4.1%
Average monthly revenue per subscriber for the quarter	$30.66	$30.02	$29.31

Wireless:

Wireless subscribers	130,484	137,365	143,598
Average monthly churn for the quarter	3.1%	2.4%	2.4%
Average monthly revenue per retail subscriber for the quarter (a)	$64.72	$65.07	$62.89

(a)	CETC added $15.08 to wireless retail ARPU in the first quarter of 2010, $15.34 in the fourth quarter of 2009, and $13.32 in the first quarter of 2009.

CONTACT:
ACS Investors:
Alaska Communications Systems
David Wilson or Melissa Fouts
907-564-7556
investors@acsalaska.com